EXHIBIT 99.4

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

      THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2002, among United Natural Foods, Inc., a Delaware corporation (the "Parent"), NEC Acquisition Corp., a Delaware corporation (the "Merger Subsidiary"), Northeast Cooperatives, a Vermont association ("NEC VT"), and Northeast Cooperative, Inc., an Ohio association (the "Company").

                                   WITNESSETH:

      WHEREAS, the parties have entered into a certain Agreement and Plan of Merger of even date (the "Original Agreement") providing for the following transactions: (i) a transaction in which NEC VT merges into the Company, the purpose of which is to bring NEC VT under the OCL by reincorporation, with the Company being the surviving entity (the "Ohio Merger"); and (ii) a transaction in which the Company then merges into the Merger Subsidiary, with the Merger Subsidiary being the surviving entity; and

      WHEREAS, the parties wish to amend and restate the Original Agreement in its entirety.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree that the Original Agreement is hereby amended and restated in its entirety and agree as follows:

                                    ARTICLE 1

                                   THE CLOSING

      SECTION 1. 1 Closing. Unless this Agreement shall have been terminated pursuant to Article 8 hereof, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article 7, the closing of the Acquisition Merger (the "Closing") will take place on the Closing Date at the offices of Cameron & Mittleman LLP, 56 Exchange Terrace, Providence, Rhode Island 02903, unless another date, time or place is agreed to in writing by the Parties.

      SECTION 1.2 Deliveries at Closing. Subject to the provisions of Articles 7 and 8, at the Closing there shall be delivered by the Parent and the Company the opinions, certificates and other documents and instruments required then to be delivered pursuant to Articles 2 and 7 hereof.

                                    ARTICLE 2

                             THE ACQUISITION MERGER

      SECTION 2.1 Surviving Corporation. In accordance with the provisions of this Article 2, Section 252 of the DGCL and Section 1729.36 of the OCL, at the Effective Time, the Company shall be merged with and into the Merger Subsidiary (the two merging corporations being sometimes collectively referred to herein as the "Constituent Corporations") and the separate corporate existence of the Company shall cease (such transaction being hereinafter referred to as the "Acquisition Merger"). The Merger Subsidiary shall be the surviving corporation in the Acquisition Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be United Northeast, Inc. or other name selected by the Parent.

       SECTION 2.2 Effective Time: Conditions. If all of the conditions precedent set forth in Article 8 hereof have been satisfied or waived (to the extent permitted by law), and this Agreement has not otherwise been terminated under Article 8 hereof, the appropriate forms of certificates of merger with respect to the Acquisition Merger shall be prepared by the Parent and the

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Company and filed and recorded (a) pursuant to Section 251 of the DGCL with the
Delaware Secretary of State and (b) pursuant to Section 1729.38 of the OCL with the Ohio Secretary of State (as so filed and recorded, the "Certificates of Merger"). The Acquisition Merger shall become effective at, and the Effective Time shall be, the time specified in the Certificates of Merger.

      SECTION 2.3 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and the By-Laws of the Merger Subsidiary as in effect on the Closing Date shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation and shall thereafter continue to be the Surviving Corporation's Certificate of Incorporation and By-Laws until amended as provided therein or by applicable law.

       SECTION 2.4 Directors and Officers. The directors and officers of the Surviving Corporation shall be the directors and officers of the Merger Subsidiary immediately prior to the Effective Time and each such director and officer shall hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

      SECTION 2.5 Effect on Outstanding Shares.

            A. Company Membership Interests. By virtue of the Acquisition Merger, automatically and without any action on the part of the holder or owner thereof, each share of class A common stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the cash payment specified by Schedule 2.5(A) (the "Cash Payment"). The Cash Payment shall be made in accordance with Section 2.6. Each share of class B common stock in the Company shall be extinguished.

            B. Merger Subsidiary Common Stock. Each share of the Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and owned by the Parent ("Surviving Corporation Common Stock").

      SECTION 2.6 Payment for Membership Interests.

            A. After the Effective Time and subject to the terms of this Agreement, each holder of a certificate (including a certificate issued by NEC VT prior to the Ohio Merger) representing a share of class A common stock in the Company which has been canceled and extinguished at the Effective Time pursuant to Section 2.5(A) shall surrender such certificate to Parent in exchange for a check representing the Cash Payment to which such holder is entitled pursuant to
Schedule 2.5A together with the transmittal letter substantially in the form of Exhibit A-1 hereto. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented a share of class A common stock in the Company shall be deemed to represent and evidence only the right to receive the Cash Payment and until such surrender and exchange, no cash shall be paid to the Members on account of their shares of class A common stock in the Company.

            B. Parent shall not be required to make any Cash Payment to any Member not surrendering a certificate representing its share of class A common stock in the Company unless and until such Member provides the Parent with an affidavit stating that the Member's certificate was lost or destroyed, substantially in the form of Exhibit A-2 hereto (the "Affidavit"). Upon receipt of the Affidavit, Parent shall distribute to the relevant Member a check representing the Cash Payment to which such Member is entitled.

            C. Any Member who has not received a certificate evidencing its share of class A common stock in the Company shall provide the Parent with a membership interest certification, substantially in the form of Exhibit A-3 hereto (the "Membership Interest Certification"). Upon receipt of a Membership Interest Certification, the Parent shall distribute to the relevant Member a check representing the Cash Payment to which such Member is entitled.


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            D. No interest shall accrue or be payable with respect to any amounts which any Member shall be entitled to receive pursuant to Section 2.5(A) and this Section 2.6.

            E. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Membership Interests which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares of class A common stock in the Company are presented to the Surviving Corporation, they shall be canceled and exchanged for the Cash Payment as provided in this Section 2.6.

            F. Promptly after the Effective Time, the Surviving Corporation shall give written notice thereof to the Members of the Company.

      SECTION 2.7 Effect of the Acquisition Merger. The effect of the Acquisition Merger shall be as set forth in Sections 259, 260 and 261 of the DGCL and the Merger Subsidiary shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and shall be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Company, all without further act or deed.

      SECTION 2.8 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Acquisition Merger or to otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out the purposes and intent of this Agreement.

                                    ARTICLE 3

                      ADDITIONAL AGREEMENTS AND BRIDGE LOAN

      SECTION 3.1 At Closing, the Merger Subsidiary shall, and the Parent shall cause the Merger Subsidiary to, pay $1,285,000 on account of the categories of expenses of the Company listed on Exhibit B.

      SECTION 3.2 Bridge Loan. Contemporaneously with the execution of this Agreement, and subject to the conditions set forth herein, the Parent shall make a bridge loan facility (the "Bridge Loan") in the amount of Ten Million Dollars ($10,000,000) available to NEC VT, pursuant to and on conditions set forth in loan agreements, promissory notes and security agreements satisfactory to the Parent (the "Loan Documents"). Pursuant to the Ohio Merger, the Company shall succeed to all rights and obligations of NEC VT under the Bridge Loan. Proceeds of the Bridge Loan shall be used to repay or acquire bank indebtedness of approximately $5,300,000 (the "Bank Payment"), to pay approximately $3,200,000 of trade accounts payable and the balance to purchase inventory in the ordinary course of business. The Bridge Loan shall be secured by substantially all of the assets of NEC VT, excluding the Vermont Facilities and the name "Twin Pines" and its related logo and goodwill. Following the Ohio Merger, the Company shall succeed to all of the obligations of NEC VT under the Bridge Loan. In no event shall the Parent be obligated to advance any funds pursuant to the Bridge Loan unless and until the Parent shall have received, in form and substance reasonably acceptable to the Parent (i) such certificates, opinions (with respect to validity, enforceability and perfection of security interests and validity and enforceability of the Loan Documents, subject to creditors' rights and similar exceptions) and other documents satisfactory to it that concurrently with the Bank Payment and the filing of necessary termination statements or similar documents, all assets of NEC VT securing the Bridge Loan will be free and clear of Liens and (ii) the written agreement of NCSC to enter into the transactions described in Sections 7.1(E) and (F), which agreement shall be in form and substance reasonably acceptable to the Parent.


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

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Each of NEC VT and the Company, jointly and severally, represents and warrants to the Parent and the Merger Subsidiary as set forth in this Article 4, and each agrees that references to the Company contained in this Article 4 shall include NEC VT, unless the context otherwise expressly requires:

      SECTION 4.1 Organization and Business: Power and Authority, Effect of Transaction.

            A. The Company and NEC VT:

            (i) are cooperatives duly organized, validly existing and in good standing under the laws of the States of Ohio and Vermont, respectively;

            (ii) each has all requisite corporate power and authority to own or hold under lease its properties and to conduct its business as now conducted and has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, except to the extent that the failure to have obtained any such Governmental Authorization or Private Authorization or to have made any such Governmental Filing would not have an Adverse Effect; and

            (iii) each has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction set forth in Section 4. 1(A)(iii) of the Company Disclosure Schedule and, except as otherwise set forth in
                  Section 4.1(A)(iii) of the Company Disclosure Schedule, in each jurisdiction in which the character of its property or the nature of its business or operations requires such qualification or authorization, except to the extent the failure so to qualify or to maintain such authorizations would not have an Adverse Effect.

            B. The Company has all requisite power and authority (cooperative and other) and has in full force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Acquisition Merger and the Transactions, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action other than the approval of the Ohio Merger by the Members of NEC VT and the Members of the Company, and the approval of the Acquisition Merger by the Members of the Company, which are the only approvals by the Members of NEC VT required in connection with the Transactions under Applicable Law and the Company's and NEC VT's Organic Documents. This Agreement has been duly executed and delivered by the Company and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Acquisition Merger and the Transactions, when executed and delivered by the Company will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and except as the same may be subject to the effect of general principles of equity.


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

            C. Except as set forth in Section 4.1(C) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Acquisition Merger or the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by the Company or any of the other parties hereto or thereto which is Affiliated with the Company:

            (1) will materially conflict with, or result in a material breach or violation of, or constitute a material default under, any Applicable Law on the part of the Company or will materially conflict with, or result in a material breach or violation of, or constitute a material default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a material conflict with, material breach or violation of, or material default under, or permit any such acceleration in, any Contractual Obligation of the Company or any Subsidiary,

            (2) will result in or permit the creation or imposition of any Lien (except to the extent set forth in Section 4.1(C) of the Company Disclosure Schedule) upon any property now owned or leased by the Company or any such other party, or

            (3) will require any Governmental Authorization or Governmental Filing or Private Authorization on behalf of the Company or NEC VT, except for approvals of the Members of NEC VT and the Members of the Company and filing requirements under Applicable Law in connection with the Ohio Merger, the Acquisition Merger and the Transactions and except for such Private Authorizations which the failure to obtain will not have an Adverse Effect.

      SECTION 4.2 Financial and Other Information.

            A. The Company has heretofore furnished to the Parent copies of the audited and unaudited financial statements of the Company listed in Section 4.2(A) of the Company Disclosure Schedule (the "Company Financial Statements"). The Company Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP (except that the unaudited financial statements may not contain all notes and may not contain prior period comparative data that are required by GAAP) applied on a consistent basis with the Company's past practice throughout the periods covered thereby, are true and correct in all material respects and, fairly and completely present the financial condition and results of operations of the Company on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited Company Financial Statements to normal nonmaterial year-end audit adjustments and accruals.

            B. Except as set forth in Section 4.2(B) of the Company Disclosure Schedule, the Company does not own any capital stock or equity or proprietary interest in any Entity or enterprise, however organized and however such interest may be denominated or evidenced.

      SECTION 4.3 Outstanding Membership Interests. All of the issued and outstanding Membership Interests of the Members are as set forth in Section 4.3 of the Company Disclosure Schedule. All of such interests have been duly authorized and validly issued, are (except as set forth in Section 4.3 of the Company Disclosure Schedule) fully paid and nonassessable and are not subject to any preemptive or similar rights. Except as contemplated by this Agreement, there is neither outstanding nor has the Company agreed to grant or issue any additional equity securities or any Option Security or Convertible Security. Other than this Agreement as it relates to the Ohio Merger, the Company is not a party to or is bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any equity securities or any Option Security or Convertible Security. All of the issued and outstanding interests of Members have been issued in compliance with applicable Federal and state securities laws.


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

       SECTION 4.4 Changes in Condition. Since June 30, 2002, except to the extent specifically described in Section 4.4 of the Company Disclosure Schedule, there has been no Adverse Change in the Company. There is no Event known to the Company which Adversely Affects or may Adversely Affect the Company, or the ability of the Company to perform any of the obligations set forth in this Agreement or any Collateral Document execution or required to be executed pursuant hereto or thereto to the extent set forth in Section 4.4 of the Company Disclosure Schedule.

       SECTION 4.5 Liabilities. Except as set forth in Section 4.5 of the Company Disclosure Schedule, on the date of the Company Financial Statements the Company had no obligations or liabilities, present or deferred, accrued or unaccrued, fixed, absolute, contingent or other, except as disclosed or otherwise provided for in the Company Financial Statements, and since such date the Company has not incurred any such obligations or liabilities, other than obligations and liabilities incurred in the ordinary course of business consistent with past practice which do not, in the aggregate, Adversely Affect the Company.

      The Company has not Guaranteed and is not otherwise primarily or secondarily liable in respect of any obligation or liability of any other Person that is material to the Company, except for endorsements of negotiable instruments for deposit in the ordinary course of business, consistent with prior practice, or as disclosed in the most recent balance sheet, or the notes thereto, forming part of the Company Financial Statements or in Section 4.5 of the Company Disclosure Schedule.

      SECTION 4.6 Title to Properties: Leases.

            A. Except as set forth in Section 4.6 of the Company Disclosure Schedule, the Company has good legal and insurable title, with respect to all real property owned or leased (in fee simple if owned and leasehold if leased) and marketable title if owned (in fee simple), if any, reflected as an asset on the Company Financial Statements, or held by the Company for use in its business if not so reflected, and good and clear title of all other assets, tangible and intangible, reflected in the Company Financial Statements, or held by the Company for use in its business if not so reflected, or purported to have been acquired by the Company since such date, except inventory sold or depleted, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with past practice of the Company, free and clear of all Liens, except (x) such as are reflected in the Company Financial Statements, (y) Liens securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, which are not yet due or payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves are set forth in the most recent Company Financial Statements. Each Lease or other occupancy or other agreement under which the Company holds real or personal property has been duly authorized, executed and delivered by the Company. Each such Lease is a legal and valid obligation of the Company and, to the Company's knowledge, each other party thereto. The Company has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any real property or tangible personal property. All of such Leases are valid and subsisting and in full force and effect; and neither the Company, nor to the knowledge of the Company any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease.

            B. Section 4.6(B) of the Company Disclosure Schedule contains a true, correct and complete description of all real estate owned or leased by the Company and all Leases and an identification of all material items of fixed assets and machinery and equipment. The real property (other than land), fixtures, fixed assets and machinery and equipment of the Company are in a state of good repair and maintenance and are in good operating condition, reasonable wear and tear excepted. The Company owns, rents or leases all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted until the Closing.

            C. With respect to each parcel of such real property owned by the Company, except as set forth in Section 4.6(C) of the Company Disclosure
Schedule:

            (i) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings relating to such parcel, and there are no pending or, to the knowledge of the Company, threatened litigation or administrative actions relating to such parcel or other matters that Adversely Affect the use, occupancy or value thereof,


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            (ii)  the buildings and improvements may be used as of right under applicable zoning and land use laws for the operation of the business of the Company as now conducted (the "Current Uses") and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of Applicable Laws and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and such parcel is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

            (iii) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

            (iv) all facilities located on such parcel are supplied with utilities and other services necessary for the Current Uses of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Current Uses and in accordance with all Applicable Laws, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel;

            (v) such parcel abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel;

            (vi) the Company has received no written notice of any proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the parcels; and

            (vii) each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (a) to fulfill any zoning, building code or other municipal or governmental requirement, (b) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or (c) to fulfill the requirements of any lease. No building or other improvement not included in the parcels relies on any part of the parcels to fulfill any requirement of Applicable Laws or for structural support or the furnishing of any essential building systems or utilities. Each of the parcels is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

            D. With respect to each Lease, except as set forth in Section 4.6(D) of the Company Disclosure Schedule:

            (1) there are no disputes, oral agreements or forbearance programs in effect as to any Lease;

            (2) all facilities occupied under each Lease are supplied with utilities and other services necessary for the Current Uses of said facilities; and

            (3) no Event has occurred which, with notice or lapse of time, would constitute a breach or default by the Company, or to the Company's knowledge, any other party or permit termination, modification or acceleration of any Lease.


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      SECTION 4.7 Inventory. The inventory of the Company is in good and merchantable condition, and in reasonably useable or saleable condition in the ordinary course of business, except for obsolete or defective materials and any excess stock items which alone and in the aggregate are not material. Such inventory does not include any material amounts of any item that was at any prior time written off or written down by the Company. Except as set forth in
Section 4.7 of the Company Disclosure Schedule, the present quantities of all inventory are reasonable in the present circumstances of the business of the Company. Except as set forth in Section 4.7 of the Company Disclosure Schedule, there is no condition which currently Adversely Affects the supply of materials or inventory available to the Company.

      SECTION 4.8 Accounts and Notes Receivable. All accounts and notes receivable reflected on the Company Financial Statements and all accounts and notes receivable arising subsequent to the issuance of the Company Financial Statements have arisen in the ordinary course of business, represent valid obligations to the Company, and have been collected or will be collected in the aggregate amounts thereof recorded on the books of the Company, in each case net of the reserve for bad debts reflected on the Company Financial Statements, assuming that such accounts and notes receivable are collected in a manner consistent with past practice.

      SECTION 4.9 Compliance with Private Authorizations. Section 4.9 of the Company Disclosure Schedule sets forth a true, correct and complete list and description of each Private Authorization which individually is material to the Company, all of which are in full force and effect. The Company has obtained all Private Authorizations which are necessary for the ownership by the Company of its properties and the conduct of its business as now conducted. The Company is not in breach or violation of, or is not in default in the performance, observance or fulfillment of, any Private Authorization. No Private Authorization is the subject of any pending or, to the Company's knowledge, threatened attack, revocation or termination.

      SECTION 4.10 Compliance With Governmental Authorizations and Applicable
Law.

            A. Section 4.10(A) of the Company Disclosure Schedule contains a description of:

            (1) all Legal Actions which are pending or, to the Company's knowledge, threatened or contemplated, against or relating to, the Company or the business, operations or properties, or officers or directors of the Company in connection therewith; and

            (2) each Governmental Authorization to which the Company is subject and which relates to the business, operations, properties, prospects, condition (financial or other), or results of operations of the Company, all of which are in full force and effect.

            B. The Company has obtained all Governmental Authorizations which are necessary for the ownership or Current Uses of its properties and the conduct of its business as now conducted or as presently proposed to be conducted or which, if not obtained and maintained , could singly or in the aggregate, have an Adverse Effect on the Company, except as otherwise described in Section 4.10(B) of the Company Disclosure Schedule. No Governmental Authorization is the subject of any pending or, to the Company's knowledge, threatened attack, revocation or termination. The Company is not or at any time since January 1, 1998 has been, or is or has during such time been charged with, or to the Company's knowledge, is threatened or under investigation with respect to any material breach or violation of, or default in the performance, observance or fulfillment of any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as do not have in the aggregate an Adverse Effect on the Company or the ability of the Company to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, or to consummate the Acquisition Merger and the Transaction.


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            C. Except as set forth in Section 4.10(C) of the Company Disclosure
Schedule, the Company, and the conduct and operations of its businesses, are in compliance with all Applicable Laws which (i) affect or relate to this Agreement or the Transactions or (ii) are applicable to the Company or its business, except for any violation of, or default under, any Applicable Law which would not have an Adverse Effect on the assets, business, financial condition, results of operations or future prospects of the Company. The Company has not violated in any material respect and is in material compliance with all Applicable Law relating to packaging, labeling, storage and sale of food and beverage products.

      SECTION 4.11 Intangible Assets. Section 4.11 of the Company Disclosure Schedule sets forth a true, correct and complete description of all Intangible Assets or rights with respect thereto, that are necessary for the present conduct of the Company's business. The Company owns or possesses or, has the right under all necessary Governmental Authorizations to use all Intangible Assets necessary for the conduct of its business as currently conducted, free and clear of all Liens and without any conflict with the rights of others. Except as otherwise described in Section 4.11 of the Company Disclosure Schedule, no Intangible Asset necessary for the conduct of its business as presently conducted has been or is now involved in any opposition, invalidation, or cancellation, and the Company has received no notice of any claim that, or has reason to believe that there exists any claim that, any Intangible Asset which is a trademark, trade name or service mark infringes any trade name, copyright, trademark or service mark of any third party.

      SECTION 4.12 Related Transactions. Section 4.12 of the Company Disclosure Schedule sets forth a true, correct and complete description of any Contractual Obligation or transaction which is in effect as of the date hereof or which arose or occurred since July 1, 2000 between the Company and any of its members, officers, directors, employees, stockholders or any Affiliate of any thereof, including without limitation any providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any Member, officer, director, employee or stockholder, or any Affiliate of any thereof, excluding Contractual Obligations and transactions arising in the ordinary course of business consistent with past practices.

      SECTION 4.13 Insurance. Section 4.13 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and includes the insurers' names, policy numbers, expiration dates, risks insured against, amounts of coverage, annual premiums, exclusions, deductibles and self-insured retention and describes in reasonable detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Company or imposed upon the Company by any such insurers, as well as any self-insurance program that is in effect. The Company is not in breach or violation of or in default under any such policy, and all premiums due thereon have been paid. The Company has not received any written notice from the insurer disclaiming coverage or reserving rights with respect to a particular pending claim or such policy in general. The Company has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

      SECTION 4.14 Tax Matters.

            A. The Company has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Returns and all other governmental charges and assessments received to date. All Taxes which the Company is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. The Company has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company for the fiscal years prior to and including the most recent fiscal year. Except as set forth in
Section 4.14 (A) of the Company Disclosure Schedule, adequate provision has been made on the most recent balance sheet forming part of the Company Financial Statements for all Taxes of any kind, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other.

            B. Except as set forth in Section 4.14(B) of the Company Disclosure Schedule, since June 30, 2002, the Company has not made any payment on account of any Taxes except regular payments required in the ordinary course of business, consistent with prior practice, with respect to current operations or property presently owned.

            C. The information shown on the Federal Income Tax Returns of the Company (true, correct and complete copies of which have been furnished by the Company to the Parent) is true, correct and complete and fairly and accurately reflects the information purported to be shown thereon. No Federal and state income Tax Returns of the Company have been examined by the IRS or applicable state Authority through the taxable periods set forth in Section 4.14(C) of the Company Disclosure Schedule, and the Company has not been notified regarding any pending examination, except as shown in Section 4.14(C) of the Company Disclosure Schedule.

            D. Except as set forth in Section 4.14(D) of the Company Disclosure Schedule, there is no material dispute or claim concerning any Tax liability of the Company or NEC VT either (i) claimed or raised by any Taxing Authority in writing, including the IRS, or (ii) as to which any of the Company or NEC VT or its respective directors and officers has knowledge based upon personal contact with any agent of such Taxing Authority.

            E. NEC VT is and the Company will be qualified to be taxed as a corporation operating on a cooperative basis under Section 1381(a)(2) of the Code.

            F. Neither the Company nor NEC VT has undergone an ownership change that would limit its net operating losses under Section 382 of the Code.

            G. Neither the Company nor NEC VT is a party to any agreement, contract arrangement or plan or could reasonably be expected to result, individually or in the aggregate, in the payment of excess parachute payments within the meaning of Section 280G of the Code.

            H. Any patronage dividends have been paid in cash or by means of qualified written notices of allocation, as defined in Section 1388 of the Code.

            I. Neither the Company nor NEC VT has allocated any patronage losses to its Members.

      SECTION 4.15 Employee Retirement Income Security Act of 1974.

            A. The Company does not contribute to any Plan or sponsor any Plan or Benefit Arrangement and has not contributed to or sponsored any Plan or Benefit Arrangement, except as set forth in Section 4.15(A) of the Company Disclosure Schedule. As to all Plans and Benefit Arrangements listed in Section 4.15(A) of the Company Disclosure Schedule, and except as disclosed in such
Section 4.15(A) of the Company Disclosure Schedule:

            (1) all Plans and Benefit. Arrangements comply and have been administered in all material respects in form and in operation with all Applicable Laws, and the Company has not received any outstanding notice from any Authority questioning or challenging such compliance;

            (2) all Plans maintained or previously maintained by the Company that are or were intended to comply with Section 401 of the Code comply and complied in form and in operation with all applicable requirements of such Section, and no event has occurred which will or could reasonably be expected to give rise to disqualification of any such Plan under such Section;

            (3) none of the assets of any Plan are invested in employer securities or employer real property;

            (4) there are no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan for which the Company has any liability;

            (5) there are no Claims (other than routine claims for benefits) pending or threatened involving Plans or the assets of Plans;

            (6) the Company has not maintained any Plan that is subject to Title IV of ERISA;

            (7) to the extent that the most recent balance sheet forming part of the Company Financial Statements does not include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the Plan years which include the Closing Date, such amounts are set forth in
                  Section 4.15(A) of the Company Disclosure Schedule;

            (8) neither the Company nor any of its respective Members, directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would, directly or indirectly, subject the Company to any material liability under ERISA; and

            (9) except as set forth in Section 4.15(A) of the Company Disclosure Schedule and pursuant to the provisions of COBRA, the Company does not maintain any Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of the Company;

            B. The Company is not nor has ever been a party to any Multiemployer Plan or made contributions to any such plan.

      SECTION 4.16 Employment Arrangements.

            A. The Company has no obligation or liability, contingent or other, under any Employment Arrangement (whether or not listed in Section 4.15(A) of the Company Disclosure Schedule), other than those listed or described in
Section 4.16(A) of the Company Disclosure Schedule. The Company is not now nor during the past three (3) years has been subject to or involved in or, to the Company's knowledge, threatened with any union elections, petitions therefor or other organizational activities, except as described in Section 4.16(A) of the Company Disclosure Schedule. None of the employees of the Company is represented by any labor union or other employee collective bargaining organization and there are no pending grievances, disputes or controversies with any union or any other employee collective bargaining organization of such employees.

            B. Except as set forth in Section 4.16(B) of the Company Disclosure Schedule, no employee shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employment Arrangement, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of this Agreement, the Acquisition Merger or the Transactions.

      SECTION 4.17 Material Agreements. Listed on Section 4.17 of the Company Disclosure Schedule are all Material Agreements or to which the Company is a party or to which it or any of its property is subject or bound. True, complete and correct copies of each of the Material Agreements have been furnished by the Company to the Parent (or, if oral, true, complete and correct descriptions thereof have been set forth in Section 4.17 of the Company Disclosure Schedule). All of the Material Agreements are valid and binding and obligations enforceable against the Company and, to the Company's knowledge are valid and binding obligations enforceable against, the other parties thereto (except, in each case, as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity). Except as disclosed in Section 4.17 of the Company Disclosure Schedule: (i) the Company is not in default in the payment or performance of any of its obligations under any Material Agreement; (ii) no Event which, with the giving of notice or the passage of time, or both would constitute an event of default by the Company under any Material Agreement has occurred and is continuing; and (iii) to the knowledge of the Company, no other party to any Material Agreement is in default in any material respect in the payment or performance of its obligations thereunder and no Event which, with the giving of notice or the passage of time, or both would constitute a material event of default by such other party under any Material Agreement has occurred and is continuing.

      SECTION 4.18 Ordinary Course of Business.

            A. Since June 30, 2002, except as may be described on Section 4.18(A) of the Company Disclosure Schedule or as may expressly be required or permitted by the terms of this Agreement, NEC VT, prior to the Ohio Merger, and the Company, subsequent to the Ohio Merger, has operated, its business in the normal, usual and customary manner in the ordinary course of business, consistent with prior practice, and in connection therewith, except in the ordinary course of business consistent with prior practices has not:

            (1) sold or otherwise disposed of, or contracted to sell or otherwise dispose of, any of its properties or assets;

            (2) incurred any obligations or liabilities (fixed, contingent or other);

            (3)   entered into any Material Commitment;

            (4)   canceled any debts or claims;

            (5) made or committed to make any additions to its property or any purchases of machinery or equipment;

            (6) discharged or satisfied any Lien (other than discharges or mortgages with respect to the Vermont Facilities) and has not paid any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into, and commitments under Leases existing on that date or incurred since that date; or created or permitted to be created, any Lien on any of its tangible property;

            (7) transferred any Intangible Assets or created, or permitted to be created, any Lien on any Intangible Assets;

            (8) increased the compensation payable or to become payable to any of its directors, officers, employees, advisers, consultants, salesmen or agents or otherwise altered, modified or changed the terms of their employment or engagement;

            (9) suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

            (10) waived any rights of material value without fair and adequate consideration;

            (11)  experienced any work stoppage;

            (12) entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement or any Contractual Obligation or transaction with any Affiliate;

            (13) amended or terminated and has kept in full force and effect including without limitation renewing to the extent the same would otherwise expire or terminate, all insurance policies and coverage;

            (14) entered into any other transaction or series of related transactions which individually or in the aggregate is material to the Company;

            (15) incurred any Indebtedness owing to any Member and has not made and will not make any loans or advances to any Member;

            (16) split, combined or reclassified any of the Company's equity or issued or authorized the issuance of any securities in respect of, in lieu of or in substitution of any of the Company's equity or made any Distribution with respect thereto;

            (17)  amended any of its Organic Documents; or

            (18) changed any method of accounting or accounting practice or policy, except as required by Applicable Law or by GAAP.

            B. Since June 30, 2002, NEC VT has exercised its best commercially reasonable efforts to continue to service its Buying Club and Retail Members in a manner consistent with past practices.

      SECTION 4.19 Broker or Finder. Other than Nature's Equity, Inc., which acted as the financial adviser to the Company, no Person assisted in or brought about the negotiation of this Agreement, the Acquisition Merger or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of the Company.

      SECTION 4.20 Environmental Matters. Except as set forth in Section 4.20 of the Company Disclosure Schedule:

            A. The Company has not installed or constructed any, and to the Company's knowledge there are no, underground storage tanks installed or constructed by any other Person, under any property that the Company or any predecessor Entity has at any time within the last ten (10) years owned, occupied or leased. As of the date hereof, except for Permitted Materials stored, used and disposed of in accordance with Applicable Laws, no material amount of any substance that has been designated by any federal, state or local governmental agency, board or authority (a "Governmental Entity") or by applicable federal state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCB's, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), are present, as a result of the actions of the Company or to the knowledge of the Company any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that the Company or any predecessor Entity has within the last ten (10) years owned, operated, occupied or. leased. The Company is not aware of the occurrence of any Event which could involve the Company in any environmental litigation or impose upon the Company any environmental liabilities which would have an Adverse Effect on the Company.

            B. At no time has the Company or any predecessor Entity transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Applicable Law, nor has the Company or any predecessor Entity disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any Applicable Law, which such violation would have an Adverse Effect on the Company.

            C. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its Hazardous Material Activities and other businesses as such activities and business are currently being conducted, the absence of which would have an Adverse Effect on the Company.

            D. No action, proceeding, revocation proceeding, amendment procedure, writ injunction or claim is pending or, to the knowledge of the Company, threatened concerning any Environmental Permit or any Hazardous Materials Activity of the Company.

            E. No environmental site assessment has been conducted by or on behalf of the Company at any property owned or leased by the Company.

      SECTION 4.21 Powers of Attorney. Except as set forth in Section 4.21 of the Company Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

      SECTION 4.22 Books and Records. The minute books and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company's Members, board of directors, and any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

      SECTION 4.23 Customers and Suppliers. Sections 4.23 of the Company Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Company during the fiscal year ended June 30, 2002 and the amount of revenues accounted for by such customer during such period, (b) the 50 largest suppliers of the Company, taken as a whole, based on dollar values of purchases during the fiscal year ended June 30, 2002 and (c) any material changes to such lists.
      SECTION 4.24 Officers and Directors. Section 4.24 of the Company Disclosure Schedule sets forth a true and complete list of all officers and directors of the Company.

      SECTION 4.25 Bank Accounts. Section 4.25 of the Company Disclosure Schedule sets forth all checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes or other similar accounts maintained by the Company, together with the name of each person with signature authority for each such account.

      SECTION 4.26 Appraisal, etc. Rights. No Member or other holder of any shares of capital stock of NEC VT or the Company will be entitled to exercise any statutory appraisal, dissenter's or similar rights to have the value of such shares determined by judicial or similar proceeding or to receive any payment on account of such shares except as expressly provided in this Agreement, in connection with either the Ohio Merger or the Acquisition Merger.

      SECTION 4.27 Disclosure. The representations, warranties and statements by the Company contained in this Agreement, the Exhibits hereto and, the Company Disclosure Schedule, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, in order to make the statements herein or therein not misleading.

                                    ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF
                        PARENT AND THE MERGER SUBSIDIARY

      Each of the Parent and the Merger Subsidiary jointly and severally, represents and warrants, to the Company and NEC VT as follows:

      SECTION 5.1 Organization and Business: Power and Authority: Effect of Transaction.

            A. Each of the Parent and the Merger Subsidiary:

            (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

            (ii) has all requisite corporate power and authority to own or hold under lease Its properties and to conduct its business as now conducted and has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, except to the extent that the failure to have obtained any such Governmental Authorization or Private Authorization or to have made any such Governmental Filing would not have an Adverse Effect.

            B. Each of the Parent and the Merger Subsidiary has all requisite corporate power and authority and has in full force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Acquisition Merger and the Transactions, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action. This Agreement has been duly executed and delivered by the Parent and the Merger Subsidiary and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Acquisition Merger and the Transactions, when executed and delivered by the Company will constitute, legal, valid and binding obligations of the Parent and the Subsidiary, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and except as the same may be subject to the effect of general principles of equity.

            C. Except as set forth in Section 5.1(C) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Acquisition Merger or the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by the Parent, the Merger Subsidiary or any of the other parties hereto or thereto which is Affiliated with the Parent or the Merger Subsidiary:

            (i) subject to necessary approvals by the Parent's lenders, will materially conflict with, or result in a material breach or violation of, or constitute a material default under, any Applicable Law on the part of the Parent or any Subsidiary or will materially conflict with, or result in a material breach or violation of, or constitute a material default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a material conflict with, material breach or violation of, or material default under, or permit any such acceleration in, any Contractual Obligation of the Parent or any Subsidiary,

            (ii) will result in or permit the creation or imposition of any Lien upon any property now owned or leased by the Parent or any such other party, or

            (iii) will require any Governmental Authorization or Governmental
                  Filing or Private Authorization on behalf of the Parent or the Merger Subsidiary except for filing requirements under Applicable Law in connection with the Acquisition Merger and the Transactions and except for such Private Authorizations which the failure to obtain will not have an Adverse Effect.

      SECTION 5.2 Merger Subsidiary. All of the outstanding capital stock of Merger Subsidiary is owned by Parent free and clear of any Lien, claim or encumbrance or any agreement with respect thereto, except Liens in favor of the Parent's lenders. Since the date of its incorporation, Merger Subsidiary has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement and the Transactions.

      SECTION 5.3 SEC Filings; Financial Statement.

            A. The Parent has filed all forms, reports, schedules, statements and other documents required to be filed by it during the twelve months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the "Parent SEC Reports") with the SEC. The Parent SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report which was superseded by subsequent Parent SEC Reports.

            B. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent and its consolidated Subsidiaries included or incorporated by reference in the Parent SEC Reports have been prepared in accordance with GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes), are true and correct in all material respects, and fairly and completely present the financial position, results of operations and cash flows of the Parent and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

      SECTION 5.4 Disclosure. This Agreement, the exhibits hereto, and the Parent SEC Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, in order to make the statements herein or therein not misleading.

                                    ARTICLE 6

                              ADDITIONAL COVENANTS

      SECTION 6.1 Confidentiality; Access to Information.

            A. All information, including formulas, patterns, compilations, programs, devices, methods, techniques or processes, know-how, trade secrets, proprietary information, financial information, employment information or other information furnished by the Parent or the Merger Subsidiary to NEC VT or the Company or by NEC VT or the Company to the Parent or the Merger Subsidiary or by or to their respective Representatives pursuant to or in connection with this Agreement shall be treated as the sole property of the party providing the same. The party disclosing Confidential Information and its Representatives are referred to as the "Disclosing Party" and the party receiving Confidential Information and its Representatives are referred to as the "Recipient". If this Agreement is terminated for any reason, the Recipient shall, or shall cause its Representatives to, return to the Disclosing Party all documents or other materials contained Confidential Information furnished by the Disclosing Party within ten days of the Termination Date. The Recipient shall, and shall cause its Representatives to, keep confidential all of such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two (2) years from the signing of this Agreement. The Recipient shall not have any obligation to treat as confidential (or cause its Representatives to treat as confidential) information which the Recipient can demonstrate was already properly in its or any of its employees' possession prior to the disclosure of such information by the Disclosing Party or its

Representatives, was then generally known or available to the public, or thereafter becomes known or available to the public through no intentional wrongdoing on the part of the Recipient or its Representatives or was disclosed to the Recipient by a third party bound by no obligation of confidentiality to the Disclosing Party.

            B. In the event that the Recipient becomes legally compelled to disclose all or any portion of the Confidential Information, the Recipient will, or shall cause its Representative to, provide the Disclosing Party with prompt notice thereof, so that the Disclosing Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Recipient or its Representatives will furnish only that portion of the Confidential Information that is legally required and the Recipient will, or shall cause its Representative to, exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be afforded such portion of the Confidential Information.

            C. The Company will afford to the Parent and the Parent's Representatives full access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including without limitation Tax Returns) and, during such period shall furnish promptly upon request all information relating to the Company, that the Parent or any Representatives reasonably requires.

            D. No investigation pursuant to this Section 6.1 shall affect any representation or warranty in which Agreement of any Party hereto or any condition to the obligations of the Parties hereto.

      SECTION 6.2 Notification of Certain Matters. The Company shall give prompt notice to the Parent, and the Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be likely to cause (i) any representation or warranty of the Company or the Parent, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect,(ii) in the case of the Company, any material change to be made in the Company Disclosure Schedule and or (iii) any failure of the Company or the Parent, as the case may be, to comply with or satisfy, or be able to comply with or satisfy, any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the deliver of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the liability of any Party giving such notice or the remedies available hereunder to the Party receiving such notice.

      SECTION 6.3 Public Announcements. Until the Closing, or in the event of termination of this Agreement, neither the Company on the one hand, nor the Parent on the other hand, shall, without the consent of the other, issue any press release or otherwise make any public statement with respect to this Agreement, the Acquisition Merger or any Transaction (including the termination of this Agreement in such event). The Company acknowledges and agrees that the Parent may, without its prior consent, issue such press release or make such public statement as may be required by Applicable Law or any listing agreement or arrangement to which the Parent is a party with a national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, or as advised by outside counsel. Each party will furnish the other with a copy of any press release or other public disclosure prior to its publication and will furnish a copy of any press release or other public disclosure so issued as soon as practicable after its publication. Notwithstanding the foregoing, NEC VT may send appropriate disclosure materials to its members in connection with the Ohio Merger.

      SECTION 6.4 No Solicitation. Neither the Company nor any director or officer of the Company shall, without the written consent of the Parent during the period commencing on the date hereof and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly invite any inquiries of or solicit proposals from, or enter into or continue any discussions or negotiations with, or accept or incur commitments relating to any merger, consolidation or other business combination of the Company with, or relating to the acquisition of any of its voting securities by, or relating to the direct or indirect disposition of any operating assets of the Company (other than dispositions of assets in the ordinary course of business of the Company) to, any Person except the Parent and the Merger Subsidiary. In addition, during the period encompassed by the preceding sentence, the Company shall not furnish or cause to be furnished any information concerning its business, properties or operations to any Person, other than the Parent, the Merger Subsidiary or the Company's lending institutions, known to management to have any interest in any such combination, acquisition or disposition.

      SECTION 6.5 Environmental Inspections.

            A. Prior to the Closing, the Parent, at its expense, shall have the right to conduct environmental and other tests, audits, studies and assessments of the real property owned by the Company and the buildings and improvements thereon, and to review such records and documents as may be required by the Parent to enable it to evaluate the condition of and potential liabilities affecting such property.

            B. If, in the course of the Parent's tests, audits, studies, assessments and review pursuant to subsection (A) above, the parent shall determine that any of the Company's representations and warranties set forth in
Section 4.20 are untrue and such misrepresentations, individually or in the aggregate, could reasonably be expected to have an Adverse Effect, the Parent may, in its sole discretion, by written notice to the Company made as soon as practicable following the Parent's discovery of such misrepresentations and in any event not later than thirty (30) days prior to the Termination Date, request that Company irrevocably commit either (i) to take (at its sole cost and expense), all action necessary in accordance with Applicable Law to cure such misrepresentations or (ii) to indemnify and hold harmless all Parent Indemnified Parties from all Claims incurred by any Parent Indemnified Party in connection with any action taken by the Parent or the Surviving Corporation or their respective agents, representatives, contractors, consultants or employees that is necessary under Applicable Law in order to cause the Event giving rise to such misrepresentations to be promptly satisfied, discharged or terminated.

      SECTION 6.6 Outstanding Membership Interests. Except as contemplated by this Agreement, between the date hereof and the Closing, the Company will not issue, sell or purchase or agree to issue, sell or purchase any equity securities or any Option Security or Convertible Security of the Company other than pursuant to the Ohio Merger.

      SECTION 6.7 Ordinary Course of Business.

            A. From the date hereof until the Closing Date, without the Parent's prior written consent or as may be required or permitted by the terms of this Agreement, NEC TV (prior to the Ohio Merger) and the Company (after the Ohio Merger) will operate its business in the normal, usual and customary manner in the ordinary course of business, consistent with prior practice, and in connection therewith, except in the ordinary course of business consistent with prior practices, will not:

            (1) sell or otherwise dispose of or contract to sell any of its properties or assets, except for (a) the transactions contemplated by Section 7.1(E) and (b) the disposition of the name "Twin Pines" and its related logo and goodwill;

            (2) incur any obligations or liabilities (fixed, contingent or other);

            (3) enter into any Material Commitments;

            (4) cancel any debts or claims;

            (5) make or commit to make any additions to its property or any purchases of machinery or equipment;

            (6) discharge or satisfy any Lien (other than discharges of mortgages with respect to the Vermont Facilities) or pay any obligation or liability (absolute or contingent) other than current liabilities or obligations (other than in connection with the transactions contemplated by Section 7.1(E)) under contracts now existing or hereafter entered into and commitments under Leases existing on the date hereof or incurred after that date; or create or permit to be created any Lien on any of its tangible property;

            (7) transfer or create, or permit to be created, any Lien on any Intangible Assets;

            (8) except with the prior agreement of the Parent in the case of directors and officers, increase the compensation payable or to become payable to any of its directors, officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement;

            (9) waive any rights of material value without fair and adequate consideration;

            (10) enter into, amend or terminate any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement or any Contractual Obligation (other than in connection with the transactions contemplated by Section 7.1(E));

            (11) amend or terminate, and will keep in full force and effect including without limitation renewing to the extent the same would otherwise expire or terminate, all insurance policies and coverage;

            (12) enter into any other transaction or series of related transactions which individually or in the aggregate is material to the Company;

            (13) incur any Indebtedness owning to any Member or make any loans or advances to any Member;

            (14) split, combine or reclassify any of the Company's equity or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution of any of the Company's equity;

            (15) amend any of its Organic Documents;

            (16) change any method of accounting or accounting practice or policy, except as required by Applicable Law or by GAAP; or

            (17) take or refrain from taking any action which would cause any representation or warranty set forth in this Agreement to be false or inaccurate.

            B. From the date hereof through the Closing Date NEC VT, prior to the Ohio Merger, and the Company, subsequent to the Ohio Merger, will exercise reasonable efforts to continue to service the Buying Club and Retail Members in a manner consistent with past practices.

            C. The Company and NEC VT shall cause the Ohio Merger to be carried out in accordance and compliance with all Applicable Laws, and the Company shall cause the Acquisition Merger to be carried out in accordance and compliance with all Applicable Laws applicable to the Company.

      SECTION 6.8 Tax Matters.

            A. [RESERVED]

            B. The Company and the Parent will treat the transaction as a taxable asset acquisition for federal and state Tax purposes. The Company and the Parent shall allocate the sales proceeds in accordance with the allocation rules set forth in Section 1060 of the Code and applicable regulations thereunder.

            C. The Company shall prepare or caused to be prepared and file or caused to be filed all Tax Returns for the Company which are required to be filed prior to the Closing Date. The Company shall permit the Parent and its Representatives to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Parent. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes.

            D. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred prior to the closing (but excluding any income taxes) in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Company.

      SECTION 6.9 Expenses. In no event shall the Company and NEC VT incur expenses of the kinds set forth in Exhibit B in excess of $1,285,000, without the prior written consent of the Parent.

                                    ARTICLE 7

                               CLOSING CONDITIONS

      SECTION 7.1 Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, the performance of which may be waived by the mutual written consent of the parties:

            A. Parent and Bank Approval. This Agreement, the Acquisition Merger and the Transactions shall have been approved by the requisite vote of the Board of Directors of the Parent and shall have been approved by the Parent's principal lenders.

            B. Governmental Consents. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency which are necessary for the consummation of the transactions contemplated by this Agreement, including without limitation the Acquisition Merger, shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse or all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

            C. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

            D. [RESERVED]

            E. Vermont Facilities. Prior to the Ohio Merger and the Closing and subject to the consent of CDI Development Fund, Inc. ("CDI"), NEC VT shall convey to National Cooperative Services Corporation ("NCSC") or a wholly-owned subsidiary (the "Lessor"), NEC VT's distribution facilities, land, buildings and improvements, at 90 Technology Drive (the "Tech Drive Facility") and at 49 Bennett Drive, Brattleboro, Vermont (collectively, the "Vermont Facilities") in complete satisfaction of all indebtedness and other obligations of the Company and/or NEC VT to NCSC, CDI and their Affiliates, including those secured in whole or in part by the Vermont Facilities, and the Parent shall have received such title opinions or other written evidence reasonably satisfactory to the Parent that (i) the Vermont Facilities are then owned by the Lessor in fee simple, subject to no Liens (except the Lien of current taxes not yet due and payable) and (ii) all mortgages of record as to the Vermont Facilities and all security interests of CDI and NCSC have been discharged or terminated.

            F. Lease for Tech Drive Facility. The Merger Subsidiary shall have entered into a new two (2) year lease with the Lessor for the Tech Drive Facility, substantially in the form of Exhibit C hereto. A condition to entering into such lease shall be that the Parent at its expense shall have received such contractor, engineer and other reports concerning the mechanical, structural, environmental and other condition of the Tech Drive Facility as the Parent in its reasonable discretion shall determine, which reports shall in all respects be reasonably satisfactory to the Parent.

            G. List of Accounts Payable. At Closing, the Company shall deliver to the Parent the most recent complete list of all of its accounts payable prepared in the ordinary course of business.

            H. CGANE Agreement. The Merger Subsidiary, CGANE, and the CGANE members shall have executed a supply agreement substantially in the form of Exhibit D (the "CGANE Agreement").

            I. Bridge Loan Documents. The Company and the Parent shall have closed the Bridge Loan and delivered all documents required under Section 3.2, and the Company shall not be in default under any of the Loan Documents.

            J. Ohio Merger. The Ohio Merger shall have been completed.

            K. Southworth Agreement. The Surviving Corporation and George Southworth shall have entered into an Agreement substantially in the form of Exhibit E.

      SECTION 7.2 Conditions to the Obligations of Parent and the Merger Subsidiary Under This Agreement. The obligations of the Parent and the Merger Subsidiary under this Agreement shall be further subject to the satisfaction or waiver by the Parent and the Merger Subsidiary of the following conditions at or prior to the Effective Time:

            A. Absence of Adverse Changes. Other than transactions contemplated by this Agreement and except as set forth herein or in the Exhibits or Schedules hereto, there shall not have occurred any change since June 30, 2002 in the assets, liabilities, business, operations, result of operations or condition of the Company which has had, individually or in the aggregate, an Adverse Effect on the Company.

            B. Representations and Warranties; Performance of Obligations. The obligations of the Company and NEC VT required to be performed by them at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of the Company and NEC VT contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time after giving effect to the Ohio Merger as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Parent shall have received certificates to that effect signed by the chairman or president and the chief financial officer or chief accounting officer of the Company.

            C. Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of or notices to all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received, made or obtained by the Company, shall have been so received, made or obtained by the Company, as applicable, other than permits, consents, waivers, clearances, approvals, authorizations and notices the failure of which to have received, made or obtained would neither make it impossible to consummate the transactions contemplated by this Agreement nor result in any Adverse Effect on the Parent after the Effective Time.

            D. Burdensome Condition. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon Parent that Parent in good faith reasonably determines would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable in the reasonable judgment of Parent the consummation of the Acquisition Merger.

            E. Legal Opinion. The Parent shall have received the opinions of Merritt & Merritt, as to Vermont law, and Shumaker, Loop & Kendrick, LLP as to Ohio law, each dated the Closing Date, with respect to such matters as the Parent may reasonably request.

            F. Additional Documents. In addition to the foregoing, the Company will furnish the Parent with such additional certificates, instruments or other documents in the name or on behalf of the company executed by appropriate officers or others, including without limitations certificates or correspondence of governmental agencies or authorities or non-governmental third parties, to evidence fulfillment of the conditions set forth in this Section 7.2 as the Parent may reasonably request.

      SECTION 7.3 Condition to the Obligations of the Company Under This Agreement. The obligations of the Company under this Agreement shall be further subject to the satisfaction or waiver by the Company of the following conditions at or prior to the Effective Time:

            A. Representations and Warranties; Performance of Obligations. The obligations of the Parent and the Merger Subsidiary required to be performed by them at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of the Parent and the Merger Subsidiary contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Company shall have received a certificate to that effect signed by the executive vice president and chief financial officer (or other authorized officer(s)) of the Parent.

            B. Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorization of or notices to all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received, made or obtained by the Parent, or the Merger Subsidiary, shall have been so received, made or obtained by the Parent, or the Merger Subsidiary, other than permits, consents, waivers, clearances, approvals, authorization and notices the failure of which to obtain would neither make it impossible to consummate the transactions contemplated by this Agreement nor result in an Adverse Effect on the Parent, or the Merger Subsidiary after the Effective Time.

            C. Parent Deliveries. The Parent shall make the payments required by
Section 3.1 and, to the extent then due, the payments under Section 10.3.

            D. Legal Opinion. The Company shall have received the opinion of Cameron & Mittleman LLP, counsel to the Parent and the Merger Subsidiary, dated the Closing Date with respect to such matters as the Company may reasonably request, but limited to assumptions as to applicable laws.

            E. Additional Documents. In addition to the foregoing, the Parent and the Merger Subsidiary will furnish the Company with such additional certificates, instruments or other documents in the name or on behalf of the Parent, or the Merger Subsidiary executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or non-governmental third parties, to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

            A. by either of the Parent and the Company if;

                  (1) any permanent injunction, decree or judgment by any Authority preventing the consummation of the Acquisition Merger shall have become final and nonappealable; or

                  (2) the Closing shall not occur on or before the Termination Date;

            B. by the Company, in the event of a material breach of this Agreement by the Parent or the Merger Subsidiary that has not been cured, or if any representation or warranty of the Parent or the Merger Subsidiary shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured by the Closing Date or will prevent or delay consummation of the Acquisition Merger by or beyond the Termination Date; or

            C. by the Parent in the event of a material breach of this Agreement or the Loan Documents by the Company or NEC VT that has not been cured, or if any representation or warranty of the Company shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured by the Closing Date or will prevent or delay consummation of the Acquisition Merger by or beyond the Termination Date.

      SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate, and there shall be no liability on the part of any Party, or any of their respective stockholders, Members, officers or directors, to the other and all continuing rights and obligations of any Party shall cease; other than the rights and obligations of the Parties under Section 6.1 (Confidentiality, Access to Information), this Section 8.2, Section 8.5 (Fees, Expenses and Other Payments),
Section 11.7 (Governing Law) and Section 11.8 (Enforcement); provided, however, that such termination shall not relieve any Party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      SECTION 8.3 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of the respective Boards of Directors thereof at any time prior to the Closing Date. This Agreement may not be amended except by an agreement in writing signed by all of the Parties.

      SECTION 8.4 Waiver. At any time prior to the Closing Date, except to the extent Applicable Law does not permit, either the Parent (on behalf of itself and the Merger Subsidiary) and the Company may extend the time for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an agreement in writing signed by the Party or Parties to be bound thereby.

      SECTION 8.5 Fees, Expenses and other Payments. In the event of termination of this Agreement, all costs and expenses, incurred in connection with this Agreement, the Acquisition Merger and the Transactions, and compliance with Applicable Law and Contractual Obligations as a consequence hereof and thereof, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Parties shall be borne solely and entirely by the Party which has incurred such costs and expenses (with respect to such Party, its "Expenses").

      SECTION 8.6 Effect of Investigation. The right of any Party to terminate this Agreement pursuant to Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such party or any of their Representatives whether prior to or after the execution of this Agreement.

                                    ARTICLE 9

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      SECTION 9.1 Effectiveness of Representations, etc. Regardless of any investigation made by or on behalf of any other Party hereto, any Person controlling such Party or any of their respective Representatives whether prior to or after the execution and consummation of this Agreement, the representations and warranties set forth in Article 4 and Article 5 hereof shall survive the Acquisition Merger and remain operative and in full force and effect until the date that is two (2) years after the Closing Date, except for those representations and warranties set forth in Section 4.1 and Section 5.1 which shall remain operative and in full force and effect indefinitely.

      SECTION 9.2 Indemnification.

            A. The Company and NEC VT, jointly and severally, prior to the Effective Time, and the Members, after the Effective Time, agree to make whole, indemnify and hold the Parent and its Affiliates, agents, successors and assigns (collectively, the "Parent Indemnified Parties") harmless as a result of, from or against any loss, liability, deficiency, damage, expense or cost ("Loss") that a Parent Indemnified Party may suffer, sustain or become subject to as a result of:

            (1) any and all Claims of the Parent Indemnified Parties or other Persons based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of the Company or NEC VT under this Agreement or any Collateral Document;

            (2) any and all Claims of the Parent Indemnified Parties or other Persons based upon, attributable to or resulting from the material breach of any covenant or other agreement on the part of the Company or NEC VT under this Agreement or any Collateral Document; and

            (3) any and all Claims of the Parent Indemnified Parties or other Persons incident to the foregoing or to the enforcement of this Section 9.2.

            B. The Company or the Members, as the case may be, will be liable to the Parent Indemnified Parties only if the aggregate amount of the Parent Indemnified Parties' Losses exceeds $250,000, in which case the Company or the Members, as the case may be, will be liable only for the amount of such Losses in excess of $250,000.

            C. The Company and the Members will not be required to pay the Parent Indemnified Parties for Losses in excess of $1,100,000 (which amount shall include the $250,000 amount specified in paragraph B above).

            D. Notwithstanding anything in this Agreement to the contrary, the obligations of the Company and the Members under Section 9.2(A) shall terminate with respect to all claims made after the date that is two (2) years after the Closing Date (the "Section 9.2 Date") and all initial notices of claims for indemnification shall have been given no later than the Section 9.2 Date.

      SECTION 9.3 Indemnification by the Parent and Merger Subsidiary.

            A. The Parent and the Merger Subsidiary, jointly and severally, hereby agree to make whole, indemnify and hold the Company, NEC VT, the Members and their respective Affiliates, agents, heirs, successors and assigns (collectively, the "Company Indemnified Parties") harmless as a result of, from or against any Loss that a Company Indemnified Party may suffer, sustain or become subject to as a result of:

            (1) any and all Claims of the Company Indemnified Parties or other Persons based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of the Parent or the Merger Subsidiary under this Agreement or any Collateral Document;

            (2) any and all Claims of the Company Indemnified Parties or other Persons based upon, attributable to or resulting from the material breach of any covenant or other agreement on the part of the Parent or the Merger Subsidiary under this Agreement or any Collateral Document; and

            (3) any and all Claims of the Company Indemnified Parties or other Persons incident to the foregoing or to the enforcement of this Section 9.3.

      SECTION 9.4 Procedures.

            A. In the event that any Legal Action shall be instituted or asserted by any Person other than such indemnified party in respect of which payment may be sought hereunder, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Legal Action of which it has knowledge which is covered by the indemnities under Section 9.2 or Section
9.3 to be forwarded to the indemnifying party. In such event, the indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Legal Action which relates to any Claims instituted or asserted by any Person other than such indemnified party and indemnified against hereunder; provided, however, that no settlement thereof shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Legal Action which relates to any such Claims, it shall within thirty (30) days (or sooner, if the nature of the Legal Action so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Legal Action which relates to any such Claims, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Claims under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Legal Action. If the indemnified party defends any Legal Action, then the indemnifying party shall reimburse the indemnified party for Claims incurred in defending such Legal Action upon submission of periodic bills. Neither the indemnified party nor the indemnifying party may settle any Legal Action without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party shall assume the defense of any Legal Action instituted or asserted by any Person other than an indemnified party, the indemnified party may participate, at such party's own expense, in the defense of such Legal Action.

            B. After any final judgment or award shall have been rendered by a court, arbitration board (which may be engaged as required by law or contract or upon the consent of each of the indemnifying party and the indemnified parties) or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Legal Action hereunder, the indemnifying party shall pay the indemnified party a cash payment, such payment shall be made by wire transfer of immediately available funds within five business days after the date of notice of such judgment or award.

            C. An indemnified party shall notify the indemnifying party within a reasonable period of time after becoming aware of potential Losses for which it may seek indemnification under this Article 10 (other than those potential Losses covered by Section 9.4(A) and Section 9.4(B) above, which potential Losses shall be subject to the provisions of those Sections). Such notice shall include an estimate of the Losses that the indemnified party has determined may be incurred. As soon as practicable after the date of such notice, the indemnified party shall give the indemnifying party all information and documentation necessary to support and verify the Losses specified in such notice and the indemnifying party and its agents shall be given access to all books and records in the possession or control of the indemnified party which the indemnifying party reasonably determines to be related to such potential Losses. If the indemnifying party notifies the indemnified party that it does not dispute such potential Losses or the estimated amount of such potential Losses, or fails to notify the indemnified party within 45 days after delivery of such notice by the indemnified party whether the indemnifying party disputes such potential Losses or the estimated amount of such potential Losses, the estimated Losses in the amount specified in such notice shall be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay such amount to the indemnified party. If the indemnifying party has timely disputed its liability with respect to such potential Losses or the estimated amount of such potential Losses, the indemnifying party and the indemnified party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through such negotiations within 60 days after the delivery of the notice from the indemnified party, such dispute shall be resolved fully and finally in Boston, Massachusetts by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

      SECTION 9.5 Exclusive Remedy. After the Closing, the indemnification provisions as set forth in this Article 9 shall be the exclusive remedy for any breaches or alleged breaches of any representation, warranty or covenant contained in this Agreement or any Collateral Document, except for (i) breaches arising from intentional fraud or intentional misconduct, (ii) failure to pay amounts due pursuant to Section 2.6, (iii) breaches of Sections 10.1, 10.2, 10.3 and 10.4 and (iv) breaches arising under the CGANE Agreement. In the event any action is brought as provided in this Section 9.5 or in connection with any of the matters described in clauses (i) through (iv) of the preceding sentence, the prevailing party's reasonable attorneys' fees and costs will be paid by the nonprevailing party, as may be awarded by the arbitrator or court, as the case may be.

      SECTION 9.6 Recoveries.

            A. After the Closing, the Parent Indemnified Parties' sole method for collecting amounts due pursuant to Section 9.2(A) will be to withhold amounts that would otherwise be payable on December 31, 2004 pursuant to (i)
Section 10.1(B) and (ii) the CGANE Agreement (the "Section 9.6 Amounts"). Any such withholding shall be made pro rata among all such payments.

            B. The amount to which a Parent Indemnified Party or a Company Indemnified Party may become entitled under this Article 9 shall be net of any recovery (whether by way of payment, discount, credit, set-off, tax benefit, counterclaim or otherwise) received from a third party (including any insurer or Taxing Authority) in respect of such Claim. The amount of any such recovery, less all reasonable costs, charges and expenses incurred by the relevant Parent Indemnified Party or Company Indemnified Party, as the case may be, in obtaining such recovery from the third party, shall be repaid by the relevant Parent Indemnified Party or Company Indemnified Party, as the case may be, to the relevant indemnifying Party promptly upon the receipt thereof from the third party. Any such payment shall, to the extent permitted by Applicable Law, be an adjustment to the purchase price for Tax purposes.

      SECTION 9.7 Member Representative.

            A. If the Members approve the Ohio Merger and the Acquisition Merger is consummated then, effective upon such consummation and without any further act of any Members, a Person to be named by the Company and reasonably acceptable to the Parent shall be appointed as the Members' representative, agent and attorney-in-fact to take all actions on behalf of the Members as indemnifying parties under this Article 9, including giving and receiving notices and communications; defending Legal Actions; objecting to, negotiating and entering into settlements of and compromises with respect to notices asserting rights to indemnification from the Parent Indemnified Parties; and authorizing delivery to the Parent Indemnified Parties of any amounts due pursuant to this Article 9 (the "Members' Representative").

            B. Until the Section 9.2 Date (or, if there is on the Section 9.2 Date any unresolved claim for indemnification pursuant to Section 9.2, such later date as all such unresolved claims are settled), the Members who are entitled to receive 50% or more of the Section 9.6 Amounts may, from time to time upon written notice to the Members' Representative and Parent, remove the Members' Representative or appoint a new Members' Representative upon the death, incapacity, resignation or removal of the Members' Representative. Upon receipt of such notice, the Parent may rely on the actions of such new Members' Representative without further inquiry.

            C. If the Members approve the Ohio Merger and the Acquisition Merger is consummated then, effective upon such consummation and without any further act of any Member, each Member shall be deemed to have agreed that (i) the authority of the Members' Representative under this Section 9.7 shall include the right to hire or retain such counsel, investment bankers, accountants, representatives and other professional advisors as the Members' Representative determines in the Members' Representative's sole discretion to be necessary, appropriate or advisable, (ii) no bond shall be required of the Members' Representative and the Members' Representative shall receive no compensation for service in such capacity and (iii) the Members' Representative shall not be liable to any Member for any act done or omitted as Members' Representative while acting in good faith and in the exercise of reasonable judgment. Nothing in this Section 9.7(C) or elsewhere in this Agreement shall be deemed to impose any indemnification or other similar obligation to the Members' Representative in its capacity as Members' Representative on any of the Company, the Parent, the Merger Subsidiary or the Surviving Corporation.

                                   ARTICLE 10

                                OTHER AGREEMENTS

      SECTION 10.1 Servicing the Members.

            A. For a period of five (5) years following the Effective Time, the Surviving Corporation will, and the Parent will cause the Surviving Corporation to, use its commercially reasonable efforts to continue to service the Buying Club and Retail Members in a manner consistent with either (i) NEC VT's past practices, or (ii) with respect to Retail Members (but not Buying Clubs) the Parent's past practice in NEC VT's entire geographic area with respect to Retail Members; provided, that nothing contained in this Section 10.1 (a) shall obligate the Parent or the Surviving Corporation to continue to service any Buying Club or Retail Member in a manner which would be less profitable than that applicable to the conduct of the Parent's business generally or (b) to provide products to such Members on terms and conditions more favorable than those provided by the Parent to other like customers purchasing like quantities of like products.

            B. The Parent and the Surviving Corporation covenant and agree that any Member listed on Schedule 10.1 that continues to purchase products from the Parent or the Surviving Corporation as its primary supplier shall be entitled to receive the incentive payments specified on Schedule 10.1 on December 31, 2002, December 31, 2003 and December 31, 2004. Nothing in this Section 10.1(B) shall limit the right of the Parent or the Surviving Corporation to cease doing business with any such Member on account of such Member's failure to pay or perform any material obligations. In such event, such Member shall be entitled to no further payments. The payments due December 31, 2004 are expressly subject to offset in accordance with Section 9.6. NEC VT represents that the Members shown on Schedule 10.1 represent all organizational Members which have purchased products from NEC VT since July 1, 2001 other than the Members named in the CGANE Agreement. Schedule 10.1 may be updated by NEC VT prior to the Closing to reflect changes in membership; provided, however, that the aggregate amount of payments listed on such Schedule shall not be increased.

      SECTION 10.2 Employees. The Parent will cause the Surviving Corporation to provide any of the Company's employees retained by the Surviving Corporation (the "Employees") with compensation and benefits substantially consistent with those paid to the Parent's other employees in similar positions performing similar work.

      SECTION 10.3 Severance. After the Closing, the Parent and the Merger Subsidiary, jointly and severally, agree to provide severance payments not exceeding $1,500,000 in the aggregate under (i) the severance policy attached hereto as Exhibit F-1 to those persons who are employees of the Company on the Closing Date and whose jobs are eliminated by reason of the closing of any of NEC VT's current locations or whose employment by the Surviving Corporation is terminated within twelve (12) months after the Closing Date, except for cause, and (ii) the severance agreements described in Exhibit F-2, true and correct copies of which have been delivered to the Parent.

      SECTION 10.4 Regulatory Filings. Each of the Company, NEC VT, the Parent and the Merger Subsidiary shall, as promptly as practicable after the execution of the Agreement, make or cause to be made all filings and submissions under Applicable Laws appropriate to each such Party for the consummation of the transactions contemplated by this Agreement. Parent and Merger Subsidiary will coordinate and cooperate with the Company and the Company will coordinate and cooperate with the Parent and Merger Subsidiary in exchanging such information, and will provide such reasonable assistance as any other Party may request in connection with all of the foregoing.

      SECTION 10.5 Conditions. Each of the Company, NEC VT, the Parent and Merger Subsidiary shall take all commercially reasonable actions necessary to cause the conditions precedent set forth in Article 8 to be satisfied and to consummate the Transactions contemplated herein as soon as reasonably possible and in any event prior to the Closing Date.

                                   ARTICLE 11

                               GENERAL PROVISIONS

      SECTION 11.1 Notices. All notices and other communications relating to this Agreement will be in writing and (except as otherwise provided) will be deemed to have been given when personally delivered, three days following mailing by certified or registered mail, return receipt requested, and one business day following delivery to a reliable overnight courier or following transmission by facsimile or other electronic means with electronic confirmation of transmission received. All notices to the Parent, Merger Subsidiary, NEC VT or the Company shall be sent to the following addresses or facsimile numbers:

            A.    If to the Parent or the Merger Subsidiary:

                  c/o United Natural Foods, Inc.
                  260 Lake Road
                  Dayville, CT 06241
                  Attn: Steven H. Townsend, President
                  Facsimile No.: 860-779-0746

                  With a copy to:

                  Cameron & Mittleman LLP
                  56 Exchange Terrace
                  Providence, RI 02903
                  Attn: E. Colby Cameron, Esq.
                  Facsimile No.: 401-331-5787

            B.    If to NEC VT, the Company or the Members:

                  George Southworth, CEO
                  Northeast Cooperatives
                  90 Technology Drive
                  P.O. Box 8188
                  Brattleboro, VT 05304

                  With a copy to:

                  Dorsey & Whitney LLP
                  1001 Pennsylvania Avenue, N.W.
                  Suite 400 South
                  Washington, DC 20004
                  Attn: J. Gary McDavid, Esq.
                  Facsimile No.: 202-442-3199

      SECTION 11.2 Headings. The headings contained in this Agreement are for purposes of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner Adverse to any party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parent and the Company shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

      SECTION 11.4 Entire Agreement. This Agreement (together with the Company Disclosure Schedule, and the other Collateral Documents delivered in connection herewith), constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof.

      SECTION 11.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void, except that the Merger Subsidiary may assign its rights and obligations hereunder to a Delaware limited liability company which (i) is wholly-owned by the Parent and
(ii) assumes all of the obligations of the Merger Subsidiary hereunder.

      SECTION 11.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except that (i) the Members' Representative shall have the rights and powers provided in Section 9.7, (ii) each Parent Indemnified Party and Company Indemnified Party shall have the indemnification rights provided by Article 9,
(iii) each Member shall be entitled to enforce its rights to receive the payments provided for in Section 2.6 and its rights under Section 10.1 and (iv) each of the Employees shall be entitled to enforce his or her rights under
Section 10.2 and 10.3.

      SECTION 11.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware governing contracts made and to be performed in such jurisdiction, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

      SECTION 11.8 Enforcement of the Agreement. Each Party recognizes and agrees that each other Party's remedy at law for any breach of the provisions of this Agreement would be inadequate and agrees that for breach of such provision, such Party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, but subject to the provisions of Section 9.5, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each Party hereby waives any requirement for security or the posting of any bond or other surety in connection withe any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing contained in this Section 11.8 shall be construed as prohibiting a Party from pursuing any other remedies available to such Party for any breach or threatened breach hereof or failure to take or refrain from any action as required hereunder to consummate the Acquisition Merger and carry out the Transactions.

      SECTION 11.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 11.10 Mutual Drafting. This Agreement is the result of the joint efforts of the Parent and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any Party based on any presumption of that Party's involvement in the drafting thereof.

      SECTION 11.11 Disclosure Supplements. From time to time prior to the Closing Date, each Party will promptly supplement or amend its respective Disclosure Schedule delivered in connection herewith with respect to any material matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedule which has been rendered inaccurate thereby. The making of any such amendment shall not otherwise affect the liability of any Party delivering such Amendment or the rights of any Party receiving such amendment.

                                   ARTICLE 12

                                   DEFINITIONS

      As used herein, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless as defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in the Disclosure Schedules and each Collateral Document, notice, certificate, communication, opinion or other document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto.

      Acquisition Merger shall have the meaning given to it in Section 2.1.

      Adverse, Adversely, when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") shall mean, with respect to the Company, or to the Parent, or the Merger Subsidiary, as the case may be, any Event which could reasonably be expected to (a) adversely affect the validity or enforceability of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, or (b) adversely affect the business, operations, management, properties or the condition, (financial or other), or results of the operation of the Company of the Parent and its Subsidiaries, taken as a whole, as the case may be, or (c) impair the ability of the Company or the Parent, or the Merger Subsidiary, as applicable, to fulfill its obligations under the terms of any Collateral Document executed or required to be executed pursuant hereto or thereto, or (d) adversely affect the aggregate rights and remedies of the Parent or the Company, as the case may be, under this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, in all cases (whether under (a), (b), (c) or (d)), unless otherwise specifically set forth, in a material respect or manner or to a material degree.

      Affiliate, Affiliated shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, join venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

      Agreement shall mean this Agreement and Plan of Merger as originally in effect, including unless the context otherwise specifically requires, all schedules, including the Disclosure Schedules and exhibits hereto, and as the same from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

      Applicable Law shall mean any Law of any Authority, whether domestic or foreign, including without limitations all federal and state securities laws and Environmental Laws, to or by which a Person or it or any of its business or operations is subject or any of its property or assets is bound.

      Authority shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

      Bank Payment shall have the meaning given to it in Section 3.2(A).

      Benefit Arrangement shall mean, with respect to any Person, any material benefit arrangement that is not a Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance or similar benefits, (v) any equity compensation plan, (vi) any deferred compensation plan and (vii) any compensation policy and practice.

      Bridge Loan shall have the meaning given to it in Section 3.2 (A).

      Buying Club Members shall mean Persons or consumer groups who organize to purchase products from NEC VT.

      Cash Payment shall have the meaning given to it in Section 2.5(A).

      CDI shall have the meaning given to it in Section 7.1(E).

      Certificates of Merger shall have the meaning given to it in Section 2.2.

      CGANE shall mean the Cooperative Grocers Association of the Northeast.

      CGANE Agreement shall have the meaning given to it in Section 7.1(H).

      CGANE Members shall mean the members of CGANE.

      Claim shall mean any debt, liability, obligation, loss, damage, deficiency, assessment or penalty, together with any Legal Action, pending or threatened, or any claim or judgment of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

      Closing shall have the meaning given to it in Section 1.1.

      Closing Costs shall have the meaning given to it in Section 3.1.

      Closing Date shall mean the date as soon as reasonably possible following the satisfaction of the conditions set forth in Article 7, or upon the agreement of the Parent and the Company, a date or successive dates subsequent thereto, but in no event later than the Termination Date.

      COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in section 4980B of the Code and Part 6 of Title I of ERISA.

      Code shall mean the Internal Revenue Code of 1986, as amended.

      Collateral Document shall mean any agreement, instrument, certificate, opinion, memorandum, schedule or other document delivered by a Party pursuant to this Agreement or in connection with the Acquisition Merger and the Transactions.

      Company shall have the meaning given to it in the recitals of this Agreement.

      Company Disclosure Schedule shall mean the Company Disclosure Schedule dated as of the date of this Agreement delivered by the Company to the Parent, as the same may be amended, modified or supplemented at the Closing, but no such amendment, modification or supplement shall affect any representation, warranty or agreement as of the date made.

      Company Financial Statements shall have the meaning given to it in Section 4.2.

      Company Indemnified Parties shall have the meaning given to it in Section 9.3(A).

      Constituent Corporations shall have the meaning given to it in Section
2.1.

      Contract, Contractual Obligation shall mean, with regard to any Person, any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligation set forth in the Organic Documents of such Person or which is outstanding or existing under any instrument, contract, lease or other contractual undertaking (including without limitation any instrument relating to or evidencing any Indebtedness) to which such Person is a party or by which it or any of its businesses are subject or properties or assets are bound, to the extent that any of the foregoing is material to such Person.

      Control (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

      Convertible Securities shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for equity securities, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

      Current Uses shall have the meaning given to it in Section 4.6(C).

      DGCL shall mean the Delaware General Corporation Law, as amended.

      Distribution shall mean, with respect to a Party: (a) the declaration or payment of any dividend (except dividends payable in equity of such Party) on or in respect of any shares of any class of capital stock of such Party or any equity securities of any Subsidiary owned by a Person other than such Party or a Subsidiary, (b) the purchase, redemption or other retirement of any equity of such Party or any equity owned by a Person other than such Party or a Subsidiary, and (c) any other distribution on or in respect of any equity of such Party or any equity of any Subsidiary owned by a Person other than such Party or a Subsidiary.

      Effective Time shall mean the time specified in the Certificate of Merger and the Articles of Merger.

      Employee shall have the meaning given it by Section 10.2.

      Employment Arrangement shall mean, with respect to any Person, any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty
(30) days without liability, penalty or payment of any kind by such Person or any Affiliate), or providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock option, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA.

      Entity shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

      Environmental Law shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment.

      Environmental Permits shall have the meaning given to it in Section 4.20
(C).

      ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

      ERISA Affiliate shall mean any Person that is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA, or any successor provisions thereto.

      Escrow Agreement shall have the meaning given to it in Section 3.1.

      Escrow Payment shall have the meaning given to it in Section 3.1.

      Event shall mean the occurrence or existence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

      Expenses shall have the meaning given to it in Section 8.5.

      GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

      Governmental Authorizations shall mean, with regard to any Person, all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other necessary authorizations of all Authorities that are material to such Person.

      Governmental Entity shall have the meaning given to it in Section 4.20(A).

      Governmental Filings shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

      Guaranty or Guaranteed shall mean any agreement, undertaking or arrangement by which a Party guarantees, endorses or otherwise becomes or is liable, directly or indirectly, contingently or otherwise, upon any Indebtedness of any other Person including without limitation the payment of amounts drawn down by beneficiaries of letters of credit (other than by endorsements of negotiable instruments for deposit or collection in the ordinary course of business). The amount of the obligor's obligation under any Guaranty shall be deemed to be the outstanding amount (or maximum permitted amount, if larger) of the Indebtedness directly or indirectly guaranteed thereby (subject to any limitation set forth therein).

      Hazardous Materials shall have the meaning given to it in Section 4.20(B).

      Indebtedness shall mean, with respect to a Party, (a) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves or any minority interest in any Subsidiary to the extent such interest is treated as a liability with indeterminate term on the consolidated balance sheet of such Party, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Party, (b) all obligations secured by any Lien to which any property or asset owned or held by such Party is subject, whether or not the obligation secured thereby shall have been assumed, and (iii) to the extent not otherwise included, all Contractual Obligations of such Party constituting capitalized leases and all obligations of such Party with respect to Leases constituting part of a sale and leaseback arrangement.

      Intangible Assets shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means, but shall exclude Governmental Authorizations.

      IRS shall mean the Internal Revenue Service.

      Law shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, statute, or writ of any Authority, domestic or foreign; (b) the common law, or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation; including, in each such case or instance, any interpretation, directive, guideline or request, whether or not having the force of law including, in all cases, without limitation any particular section, part or provision thereof.

      Lease shall mean any lease or sublease of property, whether real, personal or mixed, and all amendments thereto.

      Legal Action shall mean any litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority, or suits, at law or in arbitration, equity or admiralty commenced by any Person, whether or not purported to be brought on behalf of a Party hereto affecting such Party or any of such Party's business, property or assets.

      Lessor shall have the meaning given to it in Section 7.1(E).

      Lien shall mean any of the following: mortgage; lien (statutory or other); preference, priority or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, variance, reservation or limitation, right of way, zoning restriction, building or use restriction, encroachment, and the like except utility and similar easements which do not interfere in any material respect with the Current Use of the property involved); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition, Lease or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

      Loss shall have the meaning given to it in Section 9.2(A).

      Material or Materiality for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

      Material Agreement or Material Commitment shall mean, with respect to a Party, any Contractual Obligation which (a) was not entered into in the ordinary course of business, (b) was entered into in the ordinary course of business which (i) involves the purchase, sale or lease of goods or materials or performance of services aggregating more than Ten Thousand Dollars ($10,000),
(ii) extends for more than three (3) months, or (iii) is not terminable on thirty (30) days or less notice without penalty or other payment, (c) involves Indebtedness for money borrowed in excess of Ten Thousand Dollars ($10,000), (d) is or otherwise constitutes a written agency, dealer, license, distributorship, sales representative or similar written agreement, or (e) would account for more than ten percent (10%) of purchases or sales projected to be made by such Party during its current fiscal year.

      Members shall mean the Company's or NEC VT's organizational (which includes Buying Club Members and Retail Members), consumer and worker classes of members.

      Members' Representative shall have the meaning given it in Section 10.7.

      Membership Interest shall mean, before the Ohio Merger, the shares of class A common stock and class B common stock of NEC VT owned by a Member of NEC VT and, after the Ohio Merger, the shares of class A common stock and class B common stock of the Company owned by a Member of the Company.

      Membership Interest Certification shall have the meaning given it in
Section 2.6(B).

      Merger Subsidiary shall have the meaning given to it in the recitals of this Agreement.

      Merger Subsidiary Common Stock shall mean the common stock, par value $1.00 per share, of the Merger Subsidiary.

      Multiemployer Plan shall mean "a multiemployer plan" within the meaning of
Section 400(a)3 of ERISA.

      NCSC shall have the meaning given to it in Section 7.1(E).

      NEC VT shall have the meaning given to it in the recitals of this Agreement.

      OCL shall mean the Ohio Cooperative Law.

      Ohio Merger shall have the meaning given it in the recitals of this Agreement.

      Option Securities shall mean all rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

      Organic Document shall mean, (a) with respect to a Person which is a cooperative or a corporation, its charter, its by-laws and all Company agreements, voting trusts and similar arrangements applicable to any of its equity or capital stock, (b) with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof), and (c) with respect to a Person which is a limited liability company, its certificate of organization and operating agreement, any agreements among members, and any management and similar agreements between the limited liability company and any members (or any Affiliate thereof).

      Original Agreement shall have the meaning given it in the Recitals of this Agreement.

      Other Transaction shall mean a transaction or series of related transactions (other than the Ohio Merger and the Acquisition Merger) resulting in (a) any change in control of the Company, (b) any merger or consolidation of the Company, regardless of whether the Company is the surviving entity, (c) any tender offer or exchange offer for, or any acquisition of, any securities of the Company, or (d) any sale or other disposition of assets of the Company not otherwise permitted under Section 4.16 hereof.

      Parent shall have the meaning given to it in the recitals of the Agreement.

      Parent Disclosure Schedule shall mean the disclosure schedule dated as of the date of this Agreement delivered by the Parent to the Company. Matters specifically disclosed in the Parent SEC Reports shall be deemed incorporated in and made a part of the Parent Disclosure Schedule and shall not be required to be separately disclosed in the Parent Disclosure Schedule.

      Parent Indemnified Parties shall have the meaning given to it in Section 9.2(A).

      Parent SEC Reports shall have the meaning given it in Section 5.3.

      Party shall mean a signatory to this Agreement.

      Permitted Materials shall mean office, janitorial, small repair and maintenance supplies, packaged consumer products and refrigerants commonly used in the warehousing industry (e.g. ammonia).

      Person shall mean any natural individual or Entity.

      Plan shall mean, with respect to a Party and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Party is an "employer" as defined in Section 3(5) of ERISA, other that a Multiemployer Plan.

      Private Authorization shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to agreements, leases, contracts, patents, trademarks, service marks, trade names, copyrights, computer software programs, technology and know-how.

      Representatives (of a Party) shall mean the officers, directors, employees, accountants, counsel, financial advisors, consultants and other representatives (of such Party).

      Retail Members shall mean Entities that conduct their business through retail outlets and purchase products from NEC VT.

      SEC shall mean the Securities and Exchange Commission.

      Section 9.2 Date shall have the meaning given to it in Section 9.2(D).

      Section 9.6 Amounts shall have the meaning given to it in Section 9.6(A).

      Subsidiary shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such a Person or any other Person controlled by such a Person.

      Surviving Corporation shall have the meaning given to it in Section 2.1.

      Surviving Corporation Common Stock shall have the meaning given to it in
Section 2.5.

      Tax, Taxes (and "Taxable", which shall mean subject to Tax), shall mean, with respect to a Party, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Party, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, addition to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of such Party with any other Person for the payment of any amounts of the type described in (a), and (c) any liability of such Party for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

      Tax Return or Returns shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

      Taxing Authority shall mean any Authority responsible for the imposition of any Tax.

      Tech Drive Facility shall have the meaning given to it in Section 7.1(E).

      Termination Date shall mean December 31, 2002.

      Transactions shall mean the other transactions contemplated by this Agreement or the Acquisition Merger or by any Collateral Document executed or required to be executed in connection herewith or therewith.

      Vermont Facilities shall have the meaning given to it in Section 7.1(E).


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parent, the Merger Subsidiary, the Company and NEC VT have caused this Agreement to be executed as of the date first written above.


                                       UNITED NATURAL FOODS, INC.

                                       By: /s/ Steven Townsend
                                           -----------------------------
                                           President


                                       NEC ACQUISITION CORP.

                                       By: /s/ Steven Townsend
                                           -----------------------------
                                           President


                                       NORTHEAST COOPERATIVE, INC., an Ohio
                                       association

                                       By: /s/ Diane M. Provost
                                           -----------------------------
                                           Clerk


                                       NORTHEAST COOPERATIVES, a Vermont
                                       association

                                       By: /s/ George Southworth
                                           -----------------------------
                                           CEO

      The undersigned accepts appointment as Members' Representative under
Section 9.7 and agrees to abide by the provisions of Section 9.7.

                                       [NAME OF MEMBERS' REPRESENTATIVE]

                                       /s/ David Blackburn
                                       ---------------------------------
                                       David Blackburn
                                       CGANE Executive Director